The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 16, 2022

February , 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF due March 2, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the closing price of one share of each of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF, which we refer to as the Funds, is at or above its Call Value.
•	The earliest date on which an automatic call may be initiated is February 28, 2023.
•	Investors should be willing to forgo interest and dividend payments and be willing to accept the risk of losing some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about February 25, 2022 and are expected to settle on or about March 2, 2022.
•	CUSIP: 48133DDZ0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)(3)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3) JPMS may pay a structuring fee of $6.50 per $1,000 principal amount note with respect to some or all of the notes to other affiliated or unaffiliated dealers.

If the notes priced today, the estimated value of the notes would be approximately $943.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The iShares® Russell 2000 Growth ETF (Bloomberg ticker: IWO) and the iShares® U.S. Home Construction ETF (Bloomberg ticker: ITB)

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•	first Review Date:	at least 13.30% × $1,000
•	second Review Date:	at least 26.60% × $1,000
•	third Review Date:	at least 39.90% × $1,000
•	final Review Date:	at least 53.20% × $1,000

(in each case, to be provided in the pricing supplement)

Call Value: With respect to each Fund, 90.00% of its Initial Value

Barrier Amount: With respect to each Fund, 70.00% of its Initial Value

Pricing Date: On or about February 25, 2022

Original Issue Date (Settlement Date): On or about March 2, 2022

Review Dates*: February 28, 2023, February 26, 2024, February 25, 2025 and February 25, 2026 (final Review Date)

Call Settlement Dates*: March 3, 2023, February 29, 2024, February 28, 2025 and the Maturity Date

Maturity Date*: March 2, 2026

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing price of one share of each Fund on any Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Fund is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of either Fund is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the notes have not been automatically called and the Final Value of either Fund is less than its Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Lesser Performing Fund: The Fund with the Lesser Performing Fund Return

Lesser Performing Fund Return: The lower of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount note for each Review Date based on the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above. The actual Call Premium Amounts will be provided in the pricing supplement and will not be less than the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount.”

Review Date	Call Premium Amount
First	$133.00
Second	$266.00
Third	$399.00
Final	$532.00

PS-2 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to two hypothetical Funds, assuming a range of performances for the hypothetical Lesser Performing Fund on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of the Fund that is not the Lesser Performing Fund on each Review Date is greater than or equal to its Call Value (and therefore its Barrier Amount).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Lesser Performing Fund of $100.00;
•	a Call Value for the Lesser Performing Fund of $90.00 (equal to 90.00% of its hypothetical Initial Value);
•	a Barrier Amount for the Lesser Performing Fund of $70.00 (equal to 70.00% of its hypothetical Initial Value); and
•	the Call Premium Amounts are equal to the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

The hypothetical Initial Value of the Lesser Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Fund. The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Review Date.

Date	Closing Price of Lesser Performing Fund
First Review Date	$105.00	Notes are automatically called
	Total Payment	$1,133.00 (13.30% return)

Because the closing price of one share of each Fund on the first Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,133.00 (or $1,000 plus the Call Premium Amount applicable to the first Review Date), payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Example 2 — Notes are automatically called on the final Review Date.

Date	Closing Price of Lesser Performing Fund
First Review Date	$85.00	Notes NOT automatically called
Second Review Date	$75.00	Notes NOT automatically called
Third Review Date	$80.00	Notes NOT automatically called
Final Review Date	$190.00	Notes are automatically called
	Total Payment	$1,532.00 (53.20% return)

Because the closing price of one share of each Fund on the final Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,532.00 (or $1,000 plus the Call Premium Amount applicable to the final Review Date), payable on the applicable Call Settlement Date, which is the Maturity Date.

Example 3 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Fund is greater than or equal to its Barrier Amount.

Date	Closing Price of Lesser Performing Fund
First Review Date	$80.00	Notes NOT automatically called
Second Review Date	$75.00	Notes NOT automatically called
Third Review Date	$60.00	Notes NOT automatically called
Final Review Date	$70.00	Notes NOT automatically called; Final Value of Lesser Performing Fund is greater than or equal to Barrier Amount
	Total Payment	$1,000.00 (0.00% return)
PS-3 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

Because the notes have not been automatically called and the Final Value of the Lesser Performing Fund is greater than or equal to its Barrier Amount, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.

Example 4 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Fund is less than its Barrier Amount.

Date	Closing Price of Lesser Performing Fund
First Review Date	$80.00	Notes NOT automatically called
Second Review Date	$70.00	Notes NOT automatically called
Third Review Date	$60.00	Notes NOT automatically called
Final Review Date	$50.00	Notes NOT automatically called; Final Value of Lesser Performing Fund is less than Barrier Amount
	Total Payment	$500.00 (-50.00% return)

Because the notes have not been automatically called, the Final Value of the Lesser Performing Fund is less than its Barrier Amount and the Lesser Performing Fund Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of either Fund is less than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of either Fund, which may be significant. You will not participate in any appreciation of either Fund.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by either of the Funds over the term of the notes may result in the notes not being

PS-4 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of either Fund is less than its Barrier Amount and the notes have not been automatically called, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Fund.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON EITHER FUND OR THE SECURITIES HELD BY EITHER FUND OR HAVE ANY RIGHTS WITH RESPECT TO EITHER FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Call Premium Amounts.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the structuring fee, if any, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may

PS-5 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude the structuring fee, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, if any, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of that Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may

PS-6 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE iSHARES® RUSSELL 2000 GROWTH ETF —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	THE INVESTMENT STRATEGY REPRESENTED BY THE iSHARES® RUSSELL 2000 GROWTH ETF MAY NOT BE SUCCESSFUL —

The iShares® Russell 2000 Growth ETF seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit growth characteristics, which is currently the Russell 2000® Growth Index.  The Russell 2000®  Growth Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000®  Index that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values.  A “growth” investment strategy is premised on the goal of investing in stocks of companies whose earnings are expected to increase at an above-average rate compared to their industry sector or the overall market.  However, the growth characteristics referenced by the Russell 2000® Growth Index may not be accurate predictors of growth stocks, and there is no guarantee that growth stocks will appreciate.  In addition, the Russell 2000® Growth Index’s selection methodology includes a significant bias against stocks with strong value characteristics, and stocks with strong value characteristics may outperform stocks with weak value characteristics.  There is no assurance that the iShares® Russell 2000 Growth ETF will outperform any other index, exchange-traded fund or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 2000® Index as a whole.  It is possible that the stock selection methodology of the Russell 2000® Growth Index will adversely affect its return and, consequently, the level of the Russell 2000®  Growth Index, the price of one share of the iShares® Russell 2000 Growth ETF and the value and return of the notes.

•	RISKS ASSOCIATED WITH THE HOME CONSTRUCTION SECTOR WITH RESPECT TO THE iSHARES® U.S. HOME CONSTRUCTION ETF —

All of the equity securities held by the iShares® U.S. Home Construction ETF are issued by companies whose primary line of business is directly associated with the home construction sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  The home construction sector may be significantly affected by changes in government spending, zoning laws, general economic conditions, interest rates, commodity prices, consumer confidence and spending, taxation, demographic patterns, real estate values, overbuilding, housing starts and new and existing home sales.  Rising interest rates, reductions in mortgage availability to consumers, increasing foreclosure rates or increases in the costs of owning a home could reduce the market for new homes and adversely affect the profitability of home construction companies.  Certain segments of the home construction sector can be significantly affected by environmental clean-up costs and catastrophic events such as earthquakes, hurricanes, tornadoes and terrorist acts.  Home construction companies may lack diversification, due to ownership of a limited number of properties and concentration in a particular geographic region or property type.  These factors could affect the home construction sector and could affect the value of the equity securities held by the iShares® U.S. Home Construction ETF and the price of the iShares® U.S. Home Construction ETF during the term of the notes, which may adversely affect the value of your notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-7 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

The Funds

The iShares® Russell 2000 Growth ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit growth characteristics, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 Growth ETF.  The Underlying Index for the iShares® Russell 2000 Growth ETF is currently the Russell 2000® Growth Index.  The Russell 2000®  Growth Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000®  Index that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values.  For additional information about the iShares® Russell 2000 Growth ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.  For purposes of the accompanying underlying supplement, the iShares® Russell 2000 Growth ETF is an “iShares® ETF.”  For additional information about the Russell 2000® Growth Index, see Annex A in this pricing supplement.

The iShares® U.S. Home Construction ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities in the home construction sector, which we refer to as the Underlying Index with respect to the iShares® U.S. Home Construction ETF. The Underlying Index for the iShares® U.S. Home Construction ETF is currently the Dow Jones U.S. Select Home Construction IndexTM. The Dow Jones U.S. Select Home Construction IndexTM is a modified float-adjusted market capitalization-weighted index that is designed to measure the performance of U.S. companies in the home construction sector. The iShares® U.S. Home Construction ETF trades on the Cboe BZX exchange under the ticker symbol “ITB.” For additional information about the iShares® U.S. Home Construction ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.  For purposes of the accompanying underlying supplement, the iShares® U.S. Home Construction ETF is an “iShares® ETF.” For additional information about the Dow Jones U.S. Select Home Construction Index, see Annex B in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 6, 2017 through February 11, 2022. The closing price of one share of the iShares® Russell 2000 Growth ETF on February 15, 2022 was $260.97. The closing price of one share of the iShares® U.S. Home Construction ETF on February 15, 2022 was $68.09. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on the Pricing Date or any Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount.

PS-8 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-9 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, if any, paid to other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

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Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus the structuring fee, if any, paid to other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

Annex A

The Russell 2000® Growth Index

All information contained in this pricing supplement regarding the Russell 2000® Growth Index (the “Growth Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Growth Index is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of, the Growth Index.

The Growth Index is reported by Bloomberg under the ticker symbol “RUO.”

The Growth Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index (each, a “Russell 2000 Component Stock” and collectively, the “Russell 2000 Component Stocks”) that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. For more information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Growth Index and the Russell 2000® Value Index (the “Value Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Component Stocks determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the Russell 2000 Component Stocks. The Russell 2000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a Composite Value Score (“CVS”).

The Russell 2000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the growth and value indices. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. Hence, the sum of a stock’s market capitalization in the Value Index and the Growth Index will always equal its market capitalization in the Russell 2000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Value Index and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are in both the Value Index and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

PS-12 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 2000® Index), then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 2000® Index), the Russell Global Sectors (ICB) industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for the Growth Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Growth Index.

PS-13 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

Annex B

The Dow Jones U.S. Select Home Construction IndexTM

All information contained in this pricing supplement regarding the Dow Jones U.S. Select Home Construction IndexTM, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Dow Jones U.S. Select Home Construction IndexTM is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the Dow Jones U.S. Select Home Construction IndexTM.

The Dow Jones U.S. Select Home Construction IndexTM is a modified float-adjusted market capitalization-weighted index that is designed to measure the performance of U.S. companies in the home construction sector. The Dow Jones U.S. Select Home Construction IndexTM is reported by Bloomberg L.P. under the ticker symbol “DJSHMB.”

The Dow Jones U.S. Select Home Construction IndexTM was first calculated on April 28, 2006, with a base value retrospectively set at 1,000 as of December 31, 1991.

The Dow Jones U.S. Select Home Construction IndexTM Eligibility

The eligible universe for the Dow Jones U.S. Select Home Construction IndexTM includes all common stocks of companies in the Dow Jones U.S. Broad Stock Market IndexTM that are categorized into the four sub-sectors as described below, based on a proprietary classification system used by S&P Dow Jones. For more information about the Dow Jones U.S. Broad Stock Market IndexTM’s constituent selection process, please see “The Dow Jones U.S. Broad Stock Market IndexTM Eligibility and Constituent Selection” below.

The Dow Jones U.S. Select Home Construction IndexTM includes companies that are constructors of residential homes, including manufacturers of mobile and prefabricated homes intended for use in one place (“Home Construction” sub-sector); manufacturers and distributors of furniture, including chairs, tables, desks, carpeting and wallpaper (“Furnishings” sub-sector); retailers and wholesalers concentrating on the sale of home improvement products, including garden equipment, carpets, wallpaper, paint, home furniture, blinds and curtains and building materials (“Home Improvement Retailers” sub-sector); and producers of materials used in the construction and refurbishment of buildings and structures, including cement and other aggregates, wooden beams and frames, paint, glass, roofing and flooring materials other than carpets (“Building Materials and Fixtures” sub-sector). Limited Partnerships are not eligible for index membership.

The Dow Jones U.S. Broad Stock Market IndexTM Eligibility and Constituent Selection

The Dow Jones U.S. Broad Stock Market IndexTM is a sub-index of the Dow Jones U.S. Total Stock Market IndexTM and measures the performance of the large-, mid- and small-capitalization U.S. securities.

Eligibility. Securities must meet the following eligibility factors to be considered for inclusion in the Dow Jones U.S. Total Stock Market IndexTM:

•	Domicile. See “The S&P U.S. Indices — Composition of the S&P U.S. Indices — Domicile” in the accompanying underlying supplement.
•	Exchange Listing. See “The S&P U.S. Indices — Composition of the S&P U.S. Indices — Exchange Listing” in the accompanying underlying supplement.
•	Organizational Structure and Share Type. See “The S&P U.S. Indices — Composition of the S&P U.S. Indices — Organizational Structure and Share Type” in the accompanying underlying supplement. Tracking stocks and companies with multiple share class structures are eligible for inclusion in the Dow Jones U.S. Broad Stock Market IndexTM.
•	Investable Weight Factor (“IWF”). An IWF of at least 1.0 is required. Current constituents have no minimum requirement.
•	Liquidity. A float-adjusted liquidity ratio (“FALR”), defined as the annual dollar value traded divided by the float-adjusted market capitalization (“FMC”), is used to measure liquidity. Using composite pricing and consolidated volume (excluding dark pools) across all venues (including historical values), annual dollar value traded is defined as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date. This is reduced to the available trading period for IPOs or spin-offs that do not have 365 calendar days of trading history. In these cases, the dollar value traded available as of the evaluation date is annualized.
o	Liquidity requirements are reviewed during the quarterly rebalancings.
o	The price (corporate action adjusted) as of the evaluation date, and the shares outstanding and IWF as of the rebalancing effective date are used to calculate the FMC.
o	The evaluation date is the five weeks prior to the rebalancing effective date.
o	FALR must be greater than or equal to 0.1.
PS-14 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF

o	Current constituents have no minimum requirement.

Constituent Selection

At each annual reconstitution, all eligible securities are selected and form the Dow Jones U.S. Total Stock Market IndexTM. Additionally, at each quarterly rebalancing, certain securities that have undergone a change in the past quarter are eligible to be added to the Dow Jones U.S. Total Stock Market IndexTM if they meet all other eligibility criteria. These securities include:

•	Initial Public Offerings (“IPOs”)
•	New listings on eligible exchanges
•	Issues that moved from Pink Sheets or Bulletin Board
•	Issues that emerged from Bankruptcy Status
•	Companies whose domicile has changed to the United States

Current index constituents are not evaluated for continued inclusion during the quarterly rebalances. A stock previously excluded due to failing the IWF or liquidity criteria is not reviewed again until the following annual reconstitution.

For the annual review, all constituents of the Dow Jones U.S. Total Stock Market IndexTM are ranked, based on their closing prices as of the reference date, by full market capitalization and assigned to size-segment indices in descending market capitalization order, subject to buffer rules for current index components, starting with the large-cap index.

•	Stocks ranked 600 or larger are automatically assigned to the Dow Jones U.S. Large-Cap Total Stock Market IndexTM. Current large-cap constituents ranked 900 or higher are selected, in descending market capitalization order, until the index contains 750 stocks. Stocks ranked below 900 are removed from the index. If the Dow Jones U.S. Large-Cap Total Stock Market IndexTM does not contain 750 stocks after applying the buffer, the largest non-constituent stocks are added in descending market capitalization order until the index contains 750 stocks.
•	Stocks not selected for the large-cap index ranked 2,000 or higher are automatically assigned to the Dow Jones U.S. Small-Cap Total Stock Market IndexTM. Current small-cap constituents ranked 3,000 or higher are selected, in descending market capitalization order, until the index contains 1,750 stocks. If the Dow Jones U.S. Small-Cap Total Stock Market IndexTM does not contain 1,750 stocks after applying the buffer, the largest non-constituent stocks are added until the index contains 1,750 stocks.
•	The 2,500 stocks selected for the large-cap and small-cap indices comprise the Dow Jones U.S. Broad Stock Market IndexTM.

The Dow Jones U.S. Select Home Construction IndexTM Constituent Selection

Market Capitalization. On the last business day of the month prior to the quarterly rebalancing, a non-constituent company must have float-adjusted market capitalization of at least $500 million to enter the Dow Jones U.S. Select Home Construction IndexTM. If a company is already an index constituent, its float-adjusted market capitalization must be at least $100 million to remain in the Dow Jones U.S. Select Home Construction IndexTM.

Revenue. Companies in the Building Materials and Fixtures, Furnishings, and Home Improvement Retailers sub-sectors meeting the minimum market capitalization requirements will be included in the Dow Jones U.S. Select Home Construction IndexTM if the majority of revenues are sourced from residential home construction and remodel related business activities.

Minimum Constituent Count. At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth above, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22.

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The Dow Jones U.S. Select Home Construction IndexTM Constituent Weightings

At each rebalancing, the Dow Jones U.S. Select Home Construction IndexTM is weighted by float-adjusted market capitalization, subject to the following adjustments:

•	The weight of any constituent is capped at 22.5%.
•	If any constituent's weight exceeds 22.5%, that constituent's weight is capped at 22.5% and all excess weight is proportionally redistributed to all uncapped constituent within the Dow Jones U.S. Select Home Construction IndexTM. If after this redistribution, any constituent breaches the 22.5% weight cap, the process is repeated iteratively until no constituent breaches the 22.5% weight cap.
•	Then, the aggregate weight of the constituents in the Dow Jones U.S. Select Home Construction IndexTM with a weight greater than 4.5% is capped at 45%.
•	Additionally, the aggregate weight of constituents classified as Furnishings, Home Improvement Retailers, Building Materials and Fixtures is capped at an aggregate maximum weight of 35%.

The caps are set to allow for a buffer below the 25%, 5% and 50% limits, respectively.

The Dow Jones U.S. Select Home Construction IndexTM Maintenance and Adjustments

The Dow Jones U.S. Select Home Construction IndexTM is rebalanced quarterly, effective at the open of trading on the Monday following the third Friday of March, June, September and December. Constituent eligibility is determined as of the last trading day of the month prior to rebalancing. The reference date used for a company's sub-sector classification is the index's rebalancing effective date. As part of the rebalancing process, index composition, shares and weight caps are adjusted, if necessary.

Deletions. Between rebalancings, a constituent can be deleted from the Dow Jones U.S. Select Home Construction IndexTM due to corporate events such as mergers, acquisitions, takeovers, delistings or bankruptcies. Deleted constituents are not replaced between rebalancings. If, during the course of the regular review of company classifications, a constituent's sub-sector classification changes to an ineligible sub-sector, it is removed from the Dow Jones U.S. Select Home Construction IndexTM at the next rebalancing. If a constituent's sub-sector classification changes due to a corporate action such as a merger or spin-off, it is evaluated and may be removed from the Dow Jones U.S. Select Home Construction IndexTM at that time.

Corporate Actions.

The table below summarizes the type of index maintenance adjustments and indicate whether or not an index adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Spin-off

All spun-off companies are added to and remain in the Dow Jones U.S. Select Home Construction IndexTM at a zero price after the market close of the day before the ex-date. It will remain in the index until the next index rebalancing, at which time it will be evaluated for continued membership.

No
Constituent Change	There are no intra-rebalancing additions with the exception of spin-offs.	-

Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the constituent from the Dow Jones U.S. Select Home Construction IndexTM will cause the weights of the rest of the constituents to change. Relative weights will stay the same.

Yes

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The Dow Jones U.S. Select Home Construction IndexTM Calculation

The Dow Jones U.S. Select Home Construction IndexTM is a modified float-adjusted market capitalization-weighted index where index constituents have a defined weight in the Dow Jones U.S. Select Home Construction IndexTM. The index value of the Dow Jones U.S. Select Home Construction IndexTM is simply the market value of the Dow Jones U.S. Select Home Construction IndexTM divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = × Sharesi × IWFi × AWFi

where, Pi is the price of stock i, Sharesi are the outstanding shares of stock i, IWFi is the float factor of stock i (as defined below) and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated as:

AWFi,t = Z / FloatAdjustedMarketValuei,t × Wi,t

where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares) and Wi,t is the user-defined weight of stock i on rebalancing date t.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to adjust each company’s total shares outstanding for long-term, strategic shareholders, whose holdings are not considered to be available to the market.

For each constituent, S&P Dow Jones calculates an IWF, which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the Dow Jones U.S. Select Home Construction IndexTM.

The purpose of the Dow Jones U.S. Select Home Construction IndexTM divisor is to maintain continuity of the Dow Jones U.S. Select Home Construction IndexTM level following the implementation of corporate actions, index rebalancing events, or other non-market driven actions. To assure that the Dow Jones U.S. Select Home Construction IndexTM’s value, or level, does not change when stocks are added or deleted, the divisor is adjusted to offset the change in market value of the Dow Jones U.S. Select Home Construction IndexTM. Thus, the divisor plays a critical role in the Dow Jones U.S. Select Home Construction IndexTM’s ability to provide a continuous measure of market valuation when faced with changes to the stocks included in the Dow Jones U.S. Select Home Construction IndexTM. In a similar manner, some corporate actions that cause changes in the market value of the stocks in the Dow Jones U.S. Select Home Construction IndexTM should not be reflected in the Dow Jones U.S. Select Home Construction IndexTM level. Adjustments are made to the divisor to eliminate the impact of these corporate actions on the Dow Jones U.S. Select Home Construction IndexTM value.

Index Committee

The Dow Jones U.S. Select Home Construction IndexTM is maintained by an S&P Dow Jones index committee (the “Index Committee”). The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect the Dow Jones U.S. Select Home Construction IndexTM constituents, statistics comparing the composition of the Dow Jones U.S. Select Home Construction IndexTM to the market, companies that are being considered as candidates for addition to the Dow Jones U.S. Select Home Construction IndexTM and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P Dow Jones considers information about changes to the Dow Jones U.S. Select Home Construction IndexTM and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committee reserves the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from the general rules S&P Dow Jones will provide sufficient notice, whenever possible.

In addition to the daily governance of the Dow Jones U.S. Select Home Construction IndexTM and maintenance of index methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the Dow Jones U.S. Select Home Construction IndexTM continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

PS-17 | Structured Investments Review Notes Linked to the Lesser Performing of the iShares® Russell 2000 Growth ETF and the iShares® U.S. Home Construction ETF